Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-179693) of Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Funding IV, L.P. of our reports dated March 18, 2013 relating to the financial statements, which appear in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
New York, NY
March 18, 2013